Exhibit 10.11
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE, dated as of May 22, 2007 (this “Amendment”), between CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership (“Landlord”) and QUANEX CORPORATION, a Delaware corporation (“Tenant”), for certain premises located in the building located at 2270 Woodale Drive, Mounds View, Minnesota (the “Building”).
RECITALS:
A. Landlord and Tenant entered into that certain Multi-Tenant Industrial Net Lease dated for reference as of August 28, 2002 (the “Lease”) for approximately 124,269 rentable square feet in the Building (the “Premises”).
B. Tenant and Landlord wish to extend the Term of the Lease, now scheduled to expire on February 29, 2008.
C. All terms, covenants and conditions contained in this Amendment shall have the same meaning as in the Lease, and, shall govern should a conflict exist with previous terms and conditions.
AGREEMENT:
NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1. Term. The term of the Lease is hereby extended for a period of three (3) years commencing March 1, 2008 and ending February 28, 2011 (“Extension Period”).
2. Rent. From and after March 1, 2008 through the remainder of the Lease Term as hereby extended, Rent shall be payable in the following amounts, all of which are net of Tenant electricity:

Period		Rentable Square	Annual Rent		Monthly Installment
from	to	Footage	Per Square Foot	Annual Rent	of Rent
3/1/2008	2/28/2011	124,269	$4.40	$546,783.60	$45,565.30
3. Additional Rent. Tenant shall continue to pay in equal monthly installments its proportionate share of Taxes and Expenses. Effective with the commencement of the Extension Period, Section 4.2 of the Lease is modified to replace “cumulative annual compound rate of five percent (5%)” with “non-cumulative annual rate of six percent (6%) over the immediate preceding Lease Year’s Controllable Expenses.” in the first sentence thereof and the second sentence thereof is hereby deleted. Tenant’s proportionate share of the 2007 estimate of said Taxes and Expenses is $2.55 per rentable square foot.

4. Condition of Premises. Landlord will perform improvements to the Premises in accordance with the space plan dated                      from Tushie Montgomery Architects. Except for the aforesaid improvements, Tenant acknowledges that Landlord shall have no other obligation to perform any construction or make any additional improvements or alterations, or to afford any allowance to Tenant for improvements or alterations, in connection with this Amendment. Tenant acknowledges and agrees that all construction and improvements obligations of Landlord under the Lease, except for the improvements referenced in the first sentence of this Section 4, have been performed in full and accepted. Except for the aforesaid improvements to be made by the Landlord, Tenant takes the Premises during the Extension Period in its “as is” condition.
5. Expansion Option. Article 29 of the Lease is hereby modified with the addition of the following sentence: Notwithstanding anything herein to the contrary, the rental rate as provided in Landlord’s written notice as referenced in the second sentence above, if such notice is given, shall be the then fair market rental rate. If the parties do not agree on the fair market rental rate, such rate shall be determined through the same process for such determination and the same ramifications as set forth in Section 2.5.2 of the Lease.
6. Renewal Option. Section 2.5 of the Lease is hereby modified by deleting the words “two successive options to renew this Lease for a term of three years each” in the second line thereof and substituting in its place the words “one option to renew this Lease for a term of three years”. Section 2.5.3 is hereby modified by deleting the second sentence thereof.
7. Broker. Landlord and Tenant each (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this Amendment except for Equis, who will be compensated by Landlord per separate agreement, and (ii) agrees to defend, indemnify and hold the other harmless from and against any losses, damages, costs or expenses (including reasonable attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty by the indemnifying party.
8. Incorporation. Except as modified herein, all other terms and conditions of the Lease shall continue in full force and effect and Tenant hereby ratifies and confirms its obligations thereunder. Tenant acknowledges that as of the date of the Amendment, Tenant (i) is not in default under the terms of the Lease; (ii) has no defense, set off or counterclaim to the enforcement by Landlord of the terms of the Lease; and (iii) is not aware of any action or inaction by Landlord that would constitute a default by Landlord under the Lease.
9. Tenant’s Authority. If Tenant signs as a corporation, Tenant represents and warrants that Tenant has been and is qualified to do business in the state in which the Building is located, that the corporation has full right and authority to enter into this Amendment, and that all persons signing on behalf of the corporation were authorized to do so by appropriate corporate actions. If Tenant signs as a partnership, trust or other legal entity, each of the persons executing this Amendment on behalf of Tenant represents and warrants that Tenant has complied with all applicable laws, rules and governmental regulations relative to its right to do business in the state and that such entity on behalf of the Tenant was authorized to do so by any and all appropriate partnership, trust or other actions. Tenant agrees to furnish promptly upon request a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this Amendment.

10. Limitation of Landlord Liability. Redress for any claim against Landlord under this Amendment and the Lease shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building. The obligations of Landlord under this Amendment and the Lease are not intended to be and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its or its investment manager’s trustees, directors, officers, partners, beneficiaries, members, stockholders, employees, or agents, and in no case shall Landlord be liable to Tenant hereunder for any lost profits, damage to business, or any form of special, indirect or consequential damages.
IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and year first written above.

LANDLORD:	TENANT:

CABOT INDUSTRIAL PROPERTIES, L.P., a Delaware limited partnership	QUANEX CORPORATION, a Delaware corporation

By: RREEF MANAGEMENT COMPANY,
a Delaware corporation, Authorized Agent

By:	By:

Name:	Name:

Title:	Title:

Dated:	, 2007	Dated:	, 2007

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